Exhibit 99.1

News Release

Piedmont Office Realty Trust Extends Leases in Metro Boston –

Announces Plans for Regional Office in Cambridge

ATLANTA and BOSTON, May 28, 2010 – Piedmont Office Realty Trust, Inc. (NYSE: PDM) today announced the completion of two lease extensions in its metro Boston properties, along with plans to open a regional management office to service its Boston portfolio.

A Boston-based financial services institution completed a 10-year lease extension for 234,668 square feet at Piedmont’s 1200 Crown Colony Drive in Quincy, MA. The tenant was represented by Andy Majewski of CB Richard Ellis – N.E. Partners. The owner was self-represented by Damian Miller, Vice President and George Wells, Senior Vice President of Piedmont Office Realty Trust.

Additionally, Advanced Micro Devices (AMD) expanded its premises by 22,094 square feet for a five year term and extended the primary lease of 110,763 square feet for two additional years at Piedmont-owned 90 Central Street in Boxborough, MA. The transaction brings this Class-A building, located in the I-495 North submarket, to 91% occupancy and just under 15,000 square feet available for lease.

“We are excited to complete these lease transactions with such prestigious tenants in our portfolio. The ability to extend our relationship with two quality end-users furthers our desire to make Boston a strategic growth market for the company,” said George Wells, Senior Vice President for Piedmont.

Aligning with its focus on the Boston metropolitan region, Piedmont also announced its plans to open a regional management office in Cambridge and the recent hiring of Senior Property Manager, Paul Newman, to head up this initiative. “We are pleased to welcome Paul to our team,” commented C.A. “Bo” Reddic, Executive Vice President of Real Estate Operations. “He brings 20 years of experience in property and asset management in the Boston real estate market, providing us confidence that we can accomplish our goal of growing our portfolio platform in this region.”

About Piedmont: Piedmont Office Realty Trust is a public REIT specializing in Class-A office properties. As of March 31, 2010, Piedmont owned 73 office buildings, as well as two industrial and eight investments in unconsolidated joint ventures. The 73 wholly-owned office properties are located in 19 states and the District of Columbia and comprise approximately 20 million square feet. On March 31, 2010, Piedmont’s office properties were 89.6 percent leased. For more information, see www.piedmontreit.com.

Contact:	Kerry Hughes
Phone:	+ 1 770 418 8678
Email:	Kerry.Hughes@Piedmontreit.com